Exhibit 99.2

Century Communities Announces Pricing of $60 million Offering of Senior Notes

Monday, April 06, 2015—Century Communities, Inc. (NYSE: CCS) (the “Company”), a leading builder of upscale single-family homes, townhomes and flats in select markets, announced today the pricing of its offering of an additional $60 million of its 6.875% Senior Notes due 2022 (the “New Senior Notes”). The New Senior Notes will be additional notes issued under the indenture pursuant to which the Company’s outstanding $200 million aggregate principal amount of 6.875% Senior Notes due 2022 (the “Existing Senior Notes”) were issued. The Existing Senior Notes and the New Senior Notes will have identical terms and will be treated as a single class under the indenture.

The New Senior Notes will be issued at a price equal to 98.26% of their principal amount. The closing of the offering is expected to occur on or about April 9, 2015, subject to customary closing conditions.

The Company intends to use the net proceeds of this offering to repay all outstanding indebtedness under its revolving credit facility, and for the acquisition and development of land and, to the extent not used for the acquisition and development of land, for general corporate purposes.

The New Senior Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The New Senior Notes have not been registered under the Securities Act or the securities laws of any jurisdiction. Unless they are registered, the New Senior Notes may be offered only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of any jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the New Senior Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Century Communities:

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, Nevada, and Georgia. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. To learn more about Century Communities please visit www.centurycommunities.com.

Contact Information:

Century Communities, Inc.

David Messenger, 303-770-8300

Chief Financial Officer